Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fifth Third Bancorp of our reports dated February 25, 2016, relating to the consolidated financial statements of Fifth Third Bancorp and subsidiaries (the “Bancorp”) appearing in the Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Bancorp’s internal control over financial reporting as of December 31, 2015 appearing in the Bancorp’s Form 10-K/A (Amendment No. 1) filed on November 9, 2016.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 10, 2016